Exhibit a(5)
                        TOUCHSTONE Variable SERIES Trust
               (formerly Select Advisors Variable Insurance Trust)

               Amendment No. 7 to Amended Declaration of Trust and
                    Sixth Amendment to the Establishment and
                  Designation of Series of Shares of Beneficial
                     Interest (par value $0.00001 per share)
                           Dated as of April 22, 1999

         The undersigned, being a majority of the Trustees of Touchstone Variable Series Trust (formerly Select Advisors Variable Insurance Trust), a Massachusetts business trust (the "Trust"), acting pursuant to Article IX,
Section 9.3(a) and Article VI, Section 6.1 and 6.9 of the Declaration, do hereby amend the Establishment and Designation of Series appended to the Declaration to:

         Change the name of the Touchstone Enhanced Index Fund series of the Trust and to redesignate such series as the Touchstone Enhanced 30 Fund.

         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 22nd day of April, 1999. This instrument may be executed by each Trustee on separate counterparts but shall be effective only when signed by a majority of the Trustees.



                    /s/ Jill T. McGruder
                    Jill T. McGruder


                    /s/ William J. Williams
                    William J. Williams


                    /s/ Joseph S. Stern, Jr.
                    Joseph S. Stern, Jr.


                    /s/ Phillip R. Cox
                    Phillip R. Cox


                    /s/ Robert E. Stautberg
                    Robert E. Stautberg